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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. ______)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-12


                        COMMUNITY FINANCIAL SHARES, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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         0-11.

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         pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 23, 2009


Dear Community Financial Shares, Inc. Stockholder:

We recently mailed you proxy materials in connection with our upcoming annual meeting of stockholders to be held on May 13, 2009. Enclosed please find an errata sheet updating certain information included in such proxy materials.

If you have not yet done so, please take a moment to VOTE your shares as soon as
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possible by returning the proxy card you received with the original mailing of proxy materials. If you need a replacement proxy card, please call our transfer agent, Illinois Stock Transfer Company, toll-free at 800.757.5755 to request a new card and one will be sent to you immediately. If your shares are held in "street name" (I.E., in the name of a broker, bank or other record holder), you must instruct the record holder of your shares how to vote your shares. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet.

IT IS VERY IMPORTANT that your shares be voted, regardless of the number of shares you own.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS SET FORTH IN THE PROXY MATERIALS, INCLUDING THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO ENABLE THE COMPANY TO ISSUE SHARES OF PREFERRED STOCK. This amendment will provide the Company with the ability to participate in the U.S. Department of Treasury's TARP Capital Purchase Program. Despite the recent negative press associated with the program, the Company's Board of Directors and management firmly believe that it is in the best interests of the Company to have the ability to participate in the TARP Capital Purchase Program. The Company has experienced significant growth over the last several months and we believe that participation in the TARP Capital Purchase Program presents the Company with an opportunity to capitalize on the current turmoil in the financial services industry and gain market share. Given the difficulties in raising capital in the current environment and that the Company's regulators are requesting that it maintain capital levels greater than the minimum amounts required to be well-capitalized under federal regulations, we feel that participation in the TARP Capital Purchase Program currently provides the Company with the best means of successfully implementing its strategic business plan and adding value for shareholders.

IF YOU HAVE ANY QUESTIONS OR WOULD LIKE TO DISCUSS THIS PROPOSAL FURTHER, PLEASE FEEL FREE TO CONTACT ME AT (630) 545-4343 OR DON FISCHER AT (630) 784-4501.

Thank you for your cooperation and support.

Sincerely,

COMMUNITY FINANCIAL SHARES, INC.

/s/ Scott W. Hamer

Scott W. Hamer
PRESIDENT AND CHIEF EXECUTIVE OFFICER

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                        COMMUNITY FINANCIAL SHARES, INC.

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                                  ERRATA SHEET

                              DATED APRIL 23, 2009



         Please be advised that the paragraph captioned "TERMS OF THE CAPITAL PURCHASE PROGRAM" on page 16 of the proxy statement, dated April 8, 2009, for the 2009 annual meeting of stockholders of Community Financial Shares, Inc. included language that has been updated by the recently enacted American Recovery and Reinvestment Act of 2009 and related guidance from the U.S. Department of Treasury. The corrected paragraph is reproduced below:

                  TERMS OF THE CAPITAL PURCHASE PROGRAM. Any Preferred Stock issued pursuant to the Capital Purchase Program would pay cumulative dividends at a rate of five percent (5%) per annum and would reset to a rate of nine percent (9%) at the end of the fifth year. The Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, at the option of the Company, subject to consultation with the Company's primary federal banking regulator, provided that any partial redemption must be for at least 25% of the issue price of the Preferred Stock. Any redemption of a share of Preferred Stock would be at one hundred percent (100%) of its issue price, plus any accrued and unpaid dividends. The Preferred Stock may be redeemed without regard to whether the Company has replaced such funds from any other source or to any waiting period, and upon redemption of the Preferred Stock the Department of Treasury will liquidate any warrants issued in connection with Preferred Stock at the current market price.